Exhibit No. 12.

Mountain Fuel Supply Company
Ratio of Earnings to Fixed Charges
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                                                12 Months Ended
                                                September 30,
                                                    1996        1997
                                                (Dollars in Thousands)
Earnings

Income before income taxes                          $41,527     $43,361
Plus debt expense                                    16,683      18,070
Plus allowance for borrowed
   funds used during construction                       251         303
Plus interest portion of rental expense                 224         156
                                                    $58,685     $61,890

Fixed Charges

Debt expense                                        $16,683     $18,070
Plus allowance for borrowed
   funds used during construction                       251         303
Plus interest portion of rental expense                 224         156
                                                    $17,158     $18,529

Ratio of Earnings to Fixed Charges                     3.42        3.34
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